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EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIOS



                           COMMUNITY BANCSHARES, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                                     Years Ended December 31,
                                                                               2001           2000            1999
                                                                              -------        -------        -------
                                                                                     (Dollars in thousands)
Pretax income ........................................................        $(1,100)       $ 2,161        $ 5,106
Add fixed charges:
   Interest on deposits ..............................................         27,244         23,594         21,963
   Interest on borrowings ............................................          3,941          1,023            730
   Portion of rental expense representing interest expense ...........            601            227            180
                                                                              -------        -------        -------
     Total fixed charges .............................................         31,786         24,844         22,873
                                                                              -------        -------        -------
Income before fixed charges ..........................................        $30,686        $27,005        $27,979
                                                                              =======        =======        =======
Pretax income ........................................................        $(1,100)       $ 2,161        $ 5,106
Add fixed charges:
   Interest on borrowings ............................................          3,941          1,023            730
   Portion of rental expense representing interest expense ...........            601            227            180
                                                                              -------        -------        -------
     Total fixed charges (excluding interest on deposits) ............          4,542          1,250            910
                                                                              -------        -------        -------
Income before fixed charges (excluding interest on deposits) .........        $ 3,442        $ 3,411        $ 6,016
                                                                              =======        =======        =======
RATIO OF EARNINGS TO FIXED CHARGES:
   Including interest on deposits ....................................          0.97x           .88x          1.09x
   Excluding interest on deposits ....................................          0.76x           .10x          2.73x
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